Exhibit 99.1

News Release

Ecolab Inc.

370 Wabasha Street North

St. Paul, Minnesota 55102

www.ecolab.com

ECOLAB ANNUAL MEETING RESULTS ANNOUNCED

ST. PAUL, Minn. – May 5, 2016 – Ecolab Inc. today announced at its annual meeting of stockholders that the slate of fifteen director nominees was elected for a one-year term ending at its annual meeting of stockholders in May 2017.

In other business during today’s meeting, stockholders ratified the appointment of PricewaterhouseCoopers LLP as Ecolab's independent registered public accounting firm for 2016 and approved an amendment to the Ecolab Inc. 2001 Non-Employee Director Stock Option and Deferred Compensation Plan as well as the compensation of executives disclosed in the company’s proxy statement.  Also during the meeting, an advisory stockholder proposal regarding proxy access was voted upon and not approved.

The final vote tabulation on all matters voted upon during today’s meeting will be reported to the U.S. Securities and Exchange Commission on a current report on Form 8-K and such report will be made available on the company’s website, www.ecolab.com.

About Ecolab

A trusted partner at more than one million customer locations, Ecolab (ECL) is the global leader in water, hygiene and energy technologies and services that protect people and vital resources. With 2015 sales of $13.5 billion and 47,000 associates, Ecolab delivers comprehensive solutions and on-site service to promote safe food, maintain clean environments, optimize water and energy use and improve operational efficiencies for customers in the food, healthcare, energy, hospitality and industrial markets in more than 170 countries around the world. For more Ecolab news and information, visit www.ecolab.com

For more Ecolab news and information, visit www.ecolab.com. Follow us on Twitter @ecolab or Facebook at facebook.com/ecolab.

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Investor Contact:

Michael J. Monahan

(651) 250-2809

May 5, 2016

(ECL-C)